Exhibit 10.1

Non-Employee Director Compensation Policy

          The following table sets out fees to be paid to non-employee directors of our Company for their services as Board members during Fiscal 2005:

Name	Amount
Kristine Hughes (Chairperson)	$132,292
Pauline Hughes Francis	$49,762
Franz L. Cristiani	$31,500
Richard G. Hinckley	$35,500

          Non-employee directors also receive health and life insurance coverage.  Board members have the option to receive life insurance coverage in the amount of $500,000.  We do not pay any fees for attendance at Committee meetings.  Board members who are also employees of our Company do not receive any directors’ fees.